EXHIBIT 10.1

BioLine Therapeutics Ltd.

May 1, 2003

Dr. Morris Laster
11 Reuven Shari Street
Jerusalem 97246

Dear Morris,

Re: Engagement Offer

Further to our discussions, we are pleased to offer you employment with BioLine Therapeutics Ltd., in accordance with the terms and conditions set forth in this letter.  By signing this letter you indicate your acceptance to the offer and thus turning this letter into a binding employment contract between you and us (this "Agreement"). For purposes of convenience, BioLine Therapeutics Ltd. will be called in this letter the "Company" or "we", and you will be called the "Employee" or "you".

General

1.           Position. You shall serve as the Chief Executive Officer of the Company. In such position you shall report regularly to, and be subject to the direction of the Company's Board of Directors. You shall perform your duties diligently, conscientiously and in furtherance of the Company's best interests. You agree and undertake to inform the Company, immediately after you become aware of any matter that may in any way raise a conflict of interest between yourself and the Company. You shall not receive during your employment by the Company any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of your position in the Company (except from Spin Off’s as set forth herein).

2.           Full Time Employment. You will be employed on a full time basis. You shall devote your entire business time and attention to the business of the Company and you shall engage in other business or professional activities, in your business time, whether or not such activities are pursued for gain, profit or other pecuniary advantage, only with the prior written consent of the Company's Board of Directors.  You confirm and declare that your position is one that requires a special measure of personal trust and loyalty; accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to you, and you shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in said law or any other applicable law in addition to the compensation set forth in this Agreement.

3.           Location. You shall perform your duties hereunder at the Company's facilities in Israel, but you understand and agree that your position may involve significant domestic and international travel.

4.           Employee's Representations and Warranties. You represent and warrant that the execution and delivery of this Agreement and the fulfillment of all its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which you are a party to or by which you are bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement you may have had with third parties and with respect to any allowed engagement you may have with any third party during the term of your engagement with the Company (for purposes hereof, such third parties shall be referred to as ("Other Employers"), you represent, warrant and undertake that: (a) your engagement with the Company is and/or will not be in breach of his undertakings towards Other Employers, and (b) you will not disclose to the Company, or use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employers.

Term of Employment

5.           Term. Your employment by the Company shall be deemed to have commenced on the date of May 1, 2003 (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.           Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice of at least 4 (four) months (the "Notice Period"). However, the Company, at its own discretion, may terminate this Agreement and the employment relationship at any time immediately upon a written notice and pay you a one time amount equal to the Salary, and other benefits hereunder, that would have been paid to you during the Notice Period in lieu of the prior notice. Notwithstanding the aforesaid, in such case, you will still be entitled to make use of the Car (as such term is defined in Section 16) and the Phone (as such term is defined in Section 17), and the Vesting Period (as such term is defined in Section 2.4.1 of Exhibit A) shall be deemed to continue until the end of such 4-month period.

7.           Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates and the engaging by yourself in any prohibited business competitive to the business of the Company; or (b) any repetitive willful failure to perform or to perform competently any of your fundamental functions or duties hereunder, to the extent such failure was not remedied after appropriate notice was given by the Company; or (c) a material breach of the any material provision of this Agreement, to the extent such breach (if it can be remedied) was not remedied after appropriate notice was given by the Company.

8.           Notice Period; End of Relations. During the period following notice of termination by either party, the employment relationship hereunder shall remain in full force and effect and there shall be no change in your position with the Company, in your Salary and other benefits hereunder, or in any other obligations of either party hereunder, and you shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume your responsibilities.

Covenants

9.           Proprietary Information; Assignment of Inventions and Non-Competition. By executing this letter you confirm and agree to the provisions of the Company's Proprietary Information, Assignment of Inventions, Confidentiality and Non-Competition Agreement attached as Exhibit B.

Salary and Additional Compensation; Insurance; Advanced Study Fund

10.          Salary. The Company shall pay to you as compensation for the employment services an aggregate monthly compensation in the amount of US$16,100 (sixteen thousand one hundred U.S. Dollars) (the "Salary").  Notwithstanding the aforesaid, it is agreed that in the event that by the end of July 2003 the income ceiling for contributions for national insurance and health insurance which was cancelled as of July 1, 2002, shall not be reinstated, then, and so long as a ceiling is not reinstated, (i) the Company shall further pay to you an additional monthly gross amount of US$1,000 (one thousand U.S. Dollars); and (ii) the Company shall further pay to you an additional monthly gross amount compensating you for the income tax payments borne by you with respect to provision of the Car under Section 16. Such additional compensations shall not be deemed as part of the Salary but rather as a separate additional compensation.

Except as specifically set forth herein, the Salary includes any and all payments to which you are entitled from the Company hereunder and under any applicable law, regulation or agreement. The Salary is to be paid to you no later then the 7th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and other mutually agreed upon payments.

11.          Insurance and Social Benefits.
The Company will insure you under a "Manager's Insurance Scheme" to be mutually agreed upon (the "Insurance Scheme") as follows: (i) the Company will pay, at its expense, an amount equal to 13 1/3% (thirteen percent and one third of a percent) of the Salary towards a fund for life insurance and pension, which includes an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a fund for severance compensation and 5% (five percent) for pension (Gemel), and shall also deduct an amount equal to 5% (five percent) of the Salary and pay such amount towards the Insurance Scheme for your benefit; (ii) the Company will pay, at its expense, an amount of up to 2.5% (two percent and one half of a percent) of the Salary towards an insurance for the event of loss of working ability ("Ovdan Kosher Avoda").  Further, the Company will also open and maintain an advanced study fund ("Keren Hishtalmut") on your behalf such that the Company shall contribute, at its expense, an amount equal to 7.5% (seven percent and one half of a percent) of the Salary and shall also deduct an amount equal to 2.5% (two  percent and one half of a percent) of the Salary and pay such amount towards the Keren Hishtalmut for your benefit.  All of your aforementioned contributions (i.e., not those which at the Company's expense) shall be transferred to the above referred to plans and  funds by the Company by deducting such amounts from each monthly Salary payment.

All amounts paid by the Company in accordance with this Section will be unconditionally transferred to you or the policies and funds will be transferred in your name, as applicable,  upon the termination of your employment under any circumstances and for any reason whatsoever without limitation, provided that the same shall constitute the full and only compensation to be paid by the Company to you in such circumstances, as severance compensation or any other amounts you may be entitled to upon or due termination of your employment in accordance with any applicable law, rule or regulation, or any collective agreement or the like, except that the above shall not be deemed as derogating from remedies available for breach of contract and other unlawful acts or omissions, to the extent applicable.

Additional Benefits

12.           Expenses. In addition, the Company will reimburse you for business expenses borne by you, in accordance with the Company’s policies as determined by the Company from time to time, and provided that substantial or extraordinary expenses are approved in advance by the Company. As a condition to reimbursement, you shall be required to provide the Company with all invoices, receipts and other evidence of expenditure as may be reasonably required by the Company from time to time.

13.           Bonuses. In addition, at the beginning of each one-year period of engagement under this Agreement, the Company's Board of Directors may consider the grant of a yearly bonus based upon the achievement of certain goals and milestones to be set and determined by the Company's Board of Directors. For the avoidance of doubt, any bonus grant, its amount, and the goals and milestone criteria shall be at the sole and absolute discretion of the Company's Board of Directors.

14.           Vacation. You shall be entitled to 21 (twenty one) vacation days per year, the use of which will be coordinated with the Company. In the event that the demands of your activities shall preclude or limit your ability to actually use such vacation days in any specific year, you shall be entitled to the balance of the unused vacation days only in the next succeeding year or, if unable to take the balance in that next succeeding year, to receive an amount equal to the rate of Salary then applicable to the vacation days not taken during such year.

15.           Sick Leave; Recreation Pay. You shall be entitled to paid sick leave and to Recreation Pay ("Dmei Havra'a") pursuant to applicable law.

16.           Company Car. In addition, for purposes of performance of your duties and tasks, the Company will provide you with a car of a "management class" level (such as Mazda 6, Peugeot 406, etc.) to be agreed upon in accordance with market standards (the "Car"). The Car will remain in the Company's ownership, and will be returned to the Company by you immediately after the later of the actual termination of your employment by the Company, or at the end of the Notice Period. The Company shall bear and pay, at its expense, any and all costs of maintenance and repairs, fuel, and any insurance deductibles for the Car. You shall be liable for paying for any parking and/or traffic fines received in connection with the Car, and for indemnification of the Company in case of unlawful use of the Car.

17.           Company Telephone. For purposes of performance of your duties and tasks, the Company will provide you with a mobile phone (the "Phone"). The Phone will remain in the Company's ownership, and will be returned to the Company by you immediately after the later of the actual termination of your employment by the Company, or at the end of the Notice Period. The Company shall bear and pay, at its expense, any and all costs of maintenance, insurance and repairs for the Phone.

18.           Stock Incentive. In additional consideration for your employment with the Company, you shall be entitled to a stock incentive, in accordance with the terms and conditions set forth in Exhibit A.

Miscellaneous

19.           The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. Both parties acknowledge and confirm that all terms of your employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms to any third party; the aforesaid shall not be interpreted as limiting the Company from any disclosure which may be required under applicable law or as part of its business activities. You shall be covered by a Directors and Officers insurance policy to the same extent as such insurance policy shall cover the members of Company's Board of Directors appointed by the Founders.

Please indicate your acceptance to the terms of this letter by signing and dating them and returning a counterpart hereof to us.

Sincerely yours,
Aharon Schwartz	Allon Reiter
/s/ Aharon Schwartz	/s/ Allon Reiter
BioLine Therapeutics Ltd.

I agree to all terms of this letter.

Name:	Dr. Morris Laster
Date:	May 1, 2003	/s/ Morris Laster

Exhibit A to the Employment Agreement between
BioLine Therapeutics and Dr. Morris Laster

Stock Incentive Scheme

This Stock Incentive Scheme is attached as Exhibit A to that certain Employment Agreement by and between BioLine Therapeutics Ltd. (the "Company") and Dr. Morris Laster ("Employee") (the "Employment Agreement").

In additional consideration for Employee's employment with the Company, Employee shall be entitled to grant of securities in accordance with the terms and conditions set forth herein below:

Definitions

1.	All the capitalized terms herein shall have the meanings ascribed to them in the Employment Agreement. Additionally, the following capitalized terms shall have the meaning ascribed next to them:

1.1.
"Adjustment Actions" - Any of the following actions which may be taken by a Corporation with respect to securities issued by such Corporation: (i) forfeiture by the Corporation, (ii) redemption by the Corporation for the securities' par value (or for less than that amount, if allowed under applicable law), (iii) purchase by the Corporation or by any other person or entity designated by the Corporation, for the securities' par value (or for less than that amount, if allowed under applicable law); (iv) conversion into deferred shares entitling their holder only to their par value upon liquidation of the Corporation, or (v) any other action which may be required in order to achieve similar results - all as shall be determined by the Corporation, at its sole and absolute discretion.

1.2.
"Applicable Percent" - The percentage of Financing Securities to which Employee may be entitled under this Exhibit from time to time. Initially, the Applicable Percent shall be 8% (eight percent), but it may be adjusted downwards in accordance with the provisions of Section 2.4 of this Exhibit.

1.3.	"Corporation" - Either of the Company or a Spin-Off.

1.4.	"Equity Investors" - Holders of Financing Securities.

1.5.
"Financing Securities" - Any Corporation shares issued to a person or other legal entity making an equity investment in the Corporation, the principal purpose of which issuance is the raising of capital by the Corporation through the sale of securities of the Corporation. Without derogating from the aforesaid definition, the following securities are specifically excluded from the above definition of "Financing Securities": (a) loans, debentures convertible notes, and the like so long as they have not yet been actually exercised, exchanged, or converted into shares of the Corporation ("Loans"); notwithstanding the aforesaid, it is agreed that any convertible notes which may be issued to Teva under the Founders Agreement shall not be deemed as a Loan for purpose of this provision, but rather shall be deemed Financing Securities (for the avoidance of doubt, shares which may be issued upon conversion of such Convertible Notes of Teva shall not be deemed as additional Financing Securities); (b) securities issued pursuant to or under various incentive arrangements (e.g., employees and service providers stock incentive plans, stock grants to directors and officers, etc.); (c) securities issued in consideration for goods or services provided and the like issuances (such as and specifically including issuances to banks and the like financial institutions granting loans or credit lines or the like facilities, issuances to equipment lessors, acquisition of other corporations, etc.); (d) securities issued upon exercise or conversion of shares, options, warrants, convertible notes and the like securities the issuance of which already entitled Employee to an Update Issuance or was exempted from Employee's right to an Update Issuance (except for securities which may be issued upon exercise or conversion of Loans, which securities shall be deemed as Financing Securities upon such exercise or conversion of a Loan); (e) securities issued to all shareholders of the Corporation in connection with any stock combination or subdivision or split, issue of bonus shares or stock dividends, or any other similar recapitalization of the share capital of the Corporation; (f) securities issued in an M&A Transaction; or (g) securities issued to the public.

1.6.
"Founders" - Teva Pharmaceutical Industries Ltd. ("Teva"), Hadasit Medical Research Services and Development Ltd. ("Hadasit"), Pitango Venture Capital Fund III (Israeli Sub), L.P. and related entities (collectively, "Pitango"), Giza GE Venture Fund III, LLC and related entities (collectively, "Giza"), and other persons and entities which may be added from time to time at the discretion of the Company.

1.7.	"Founders Agreement" - That certain Founders Agreement, dated as of March 31, 2003, by and between the Company and the Founders, a copy of which was provided to Employee and his legal counsel.

1.8.	"Incentive Shares" - Ordinary A Shares par value NIS 0.01 each of the Company

1.9.
"M&A Transaction" - A merger of the Company with or into any other corporation, or the sale of all or substantially all of the outstanding shares of the Company or the sale of all or substantially all of the assets of the Company.

1.10.	"Spin-Off" - Any subsidiary or division of the Company spun-off, so that it shall be held, in whole or in part, by the Company's Equity Investors.

1.11.	"Update Issuance" - An issuance as defined in Section 4.1.

2.	Equity in the Company

2.1.
General.  Employee shall be entitled to and issued Incentive Shares in accordance with the following provisions of this Section 2 and the other provisions of this Exhibit. The Incentive Shares shall be granted and issued in accordance with the provisions of Section 102 of the Tax Ordinance ("Section 102"), pursuant to the "Capital Gains" track thereof, and subject to and in accordance with the general terms and conditions of a stock incentive plan to be adopted by the Board of Directors of the Company (the "Plan") and to be approved by the Israeli Tax Authorities, and a particular Stock Incentive Grant Agreement to be signed by and between the Company and Employee (the "Stock Incentive Grant Agreement") pursuant to the terms and conditions hereof. In the event of any discrepancy between the provisions of this Exhibit and either of the Plan or the Stock Incentive Grant Agreement, then the provisions hereof shall apply.

The Company shall complete such Plan, and file the Plan with the Israeli Tax Authorities within 45 (forty five) days from the date hereof.

2.2.
Initial Grant of Incentive Shares.  Upon adoption of the Plan and its approval by the Israeli Tax Authorities, and simultaneously with the execution of the Stock Incentive Grant Agreement, the Company shall issue to Employee such amount of Incentive Shares, representing, on the date of their issuance, the Applicable Percent of the amount of the then issued and outstanding Financing Securities.

2.3.	Issue Price. The issue price of each Incentive Share which shall be issued to Employee in accordance with the provisions of Sections 2 or 4 shall be the par value of the share.

2.4.
Vesting. Notwithstanding any and all above provisions of this Section 2, Employee acknowledges and agrees that all Incentive Shares are granted and issued based on the understanding that Employee will be fully and continuously engaged with the Company under the Employment Agreement for certain minimum periods of time as set forth herein below, and, accordingly it is hereby covenanted and agreed by Employee that Incentive Shares shall be subject to applicable vesting periods and in accordance with and subject to the following terms and provisions:

2.4.1.
25% (twenty five percent) of the Incentive Shares shall vest after 12 (twelve) months from the Commencement Date, and the remaining 75% (seventy five percent) of the Incentive Shares shall vest in 12 (twelve) equal portions on a quarterly basis over the following period of 36 (thirty six) months. The full period of 4 (four) years from the Commencement Date shall be referred to as the "Vesting Period".

2.4.2.
In the event that, at any time during the Vesting Period, the Employment Agreement shall be terminated or cancelled for any reason whatsoever (a "Termination Event"), then, upon the later of the actual termination of the Employment Agreement and the end of the Notice Period, where applicable, all unvested Incentive Shares at such date shall be subject to one or more Adjustment Actions as shall be determined by the Company, at its sole and absolute discretion in order to cause the Applicable Percent to be adjusted to the applicable percentage as at the time of termination. For example, in the event of a Termination Event at the end of 12 (twelve) months from the Commencement Date, the Applicable Percent shall be 2% (two percent); Employee hereby agrees and confirms that the shareholders of the Company may take all such Adjustment Actions, and hereby empowers the Board of Directors of the Company or any person which may be designated by the Board of Directors of the Company to vote all the Incentive Shares (to the extent required and applicable for the above purposes only) in any way as he or she may deem fit for the above purposes. For the avoidance of doubt, a Termination Event will have no effect whatsoever with regard to any vested shares, which will include all shares vested in accordance hereof until the later of the actual termination of the Employment Agreement and the end of the Notice Period, where applicable.

2.5.
Acceleration Events. Notwithstanding the aforesaid provisions of Section 2.4, it is agreed that, during the Vesting Period: (i) upon the closing of an M&A Transaction, all of the Incentive Shares then still subject to vesting shall be deemed fully vested; and (ii) in the event of death of Employee or permanent severe disability of Employee that no longer enables Employee to reasonably work, 50% (fifty percent) of all the Incentive Shares then still subject to vesting shall be deemed fully vested.  For the avoidance of doubt, the provisions of Section 2.4 shall no longer apply to any Incentive Shares deemed vested in accordance with the provisions of this Section 2.5.

2.6.
No Engagement Commitment. For avoidance of doubt, it is clarified that nothing in this Exhibit shall be deemed as an undertaking of the Company to retain Employee's services for any minimum period of time.

2.7.
Rights and Obligations of the Incentive Shares. The Incentive Shares shall be entitled to all rights and shall be subject to all obligations and restrictions as set forth in the Articles of Association of the Company applicable to the Ordinary A Shares of the Company, as such rights, obligations and restrictions may be from time to time (subject to the following). At all times, the Ordinary A Shares shall have identical rights and obligations, in all material respects, as those attached to the Ordinary Shares of the Company, except that the Ordinary A Shares shall not be entitled to receive notices of general meetings of the shareholders of the Company, to attend such meetings or to vote therein on any matter.

The Company shall not, without Employee's agreement, cancel, modify in any material way, or adversely derogate from in any material way, rights attached to the Ordinary A Shares held by Employee to receive dividends or the like distributions in cash or kind ("Dividends") or Dividends upon liquidation of the Company; provided however that nothing herein shall be deemed as derogating in any way from the Company's full and unlimited right and discretion to grant rights - including preferred or superior rights - to Dividends or Dividends upon liquidation to any person or entity investing in the Company. Notwithstanding the above, in the event of an additional fund raising (not covered by the Founders Agreement) from any specific Founder(s) (e.g., equity investments, bridge loans, or any other financing form), the Company may negotiate and effect, inter alia, changes of the rights to Dividends or Dividends upon liquidation attached to the Series A Redeemable Preferred Share of the Company, par value NIS0.1 issued to such Founder(s).

Employee hereby agrees and undertakes that, subject to the above, the Company may, at its discretion, convert the Ordinary A Shares into Ordinary Shares. For the avoidance of doubt, in such case, the provisions of the second paragraph of this Section 2.7 shall apply, mutatis mutandis.

2.8.
Dividend Distributions During the Vesting Period. In the event that during the Vesting Period, the Company shall make any distribution of Dividends to its shareholders (each a "Given Distribution"), then: (i) at the time of any Given Distribution, Employee shall receive Dividends based on the portion of vested Incentive Shares as at that time, and (ii) upon vesting of each additional portion of Incentive Shares, Employee shall receive an additional proportionate portion of the Given Distribution. The Company shall set aside, in a segregated trust account, Dividends due but not yet paid to Employee pursuant to this Section 2.8, and shall remit any interest accumulated with regard thereto to Employee together with the Dividend.

2.9.
Restricted Transfer; Transfer Arrangements. During the Vesting Period, the Incentive Shares may not be transferred, assigned, mortgaged or otherwise disposed of in any manner (a "Transfer"), and any unauthorized Transfer shall subject such shares to an Adjustment Action. As of the end of the Vesting Period, the Incentive Shares may be freely Transferred, subject to the general terms and conditions applicable to all shares of the Company as may be set in the Articles of Association of the Company.  Employee specifically acknowledges and agrees that the Inventive Shares shall be subject to any and all "Bring Along" or "Tag Along" arrangements which may be set in the Articles of Association of the Company to the extent imposed on all or substantially all of the shareholders of the Company.

2.10.
Taxation. All tax consequences arising from the grant and vesting of the Incentive Shares, or the exercise of any Adjustment Actions or from any other event or act of the Company or Employee hereunder, shall be borne solely by Employee, and Employee will indemnify the Company and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax. Employee hereby irrevocably authorizes the Company to deduct from any payment, which may be due to Employee from the Company any amount Employee may owe in accordance with the above provisions of this Section 2.10. Notwithstanding the above, the Company shall be liable for any failure to lawfully prepare, file and administer the Plan in accordance with applicable law.

3.	Equity in Spin-Offs
To the extent that the Company shall spin-off any Spin-Off , the following provisions shall apply:

3.1.
Upon the incorporation of any Spin-Off, Employee shall be entitled and issued securities of the Spin-Off with substantially similar terms as those of the Incentive Shares (or securities with better terms, at the discretion of the Board of Directors of the founders of the Spin-Off or its Board of Directors) (the "Spin-Off Shares"), in an amount equal to the then Applicable Percent times the aggregate amount of Financing Securities of the Spin-Off which shall be issued to the Company's Equity Investors at the time of incorporation of the Spin-Off.

3.2.
To the extent that the Incentive Shares shall be subject to adjustment in accordance with the provisions of Section 2.4 or in accordance with the provisions of Section 5, then the Spin-Off Shares shall be similarly adjusted as set forth with respect to the Incentive Shares.

3.3.	For example:

3.3.1.
A Spin-Off is incorporated, in which the Company's Equity Investors will hold 50%, and at such time the Applicable Percent is 8%: Employee shall be issued Spin-Off Shares equal to 4% of the share capital of the Spin-Off.

3.3.2.
A Termination Event occurs under the Employment Agreement, following which 50% of the Incentive Shares are subject to an Adjustment Action (and, accordingly, the Applicable Percent is reduced to 4%): 50% of the Spin-Off Shares shall be subject to a similar Adjustment Action.

3.4.	The provisions of Sections 2.3, 2.7-2.10 (inclusive) and 5 shall apply, mutatis mutandis, with respect to any and all Spin-Off as well.

3.5.	The corporate documents and/or shareholders agreement(s) of each Spin-Off may further elaborate on the above matters, as may be required in order to fully implement the above agreements.

4.	Anti-dilution Protection
It is agreed that Employee's holdings in the Company and in any Spin-Off shall be protected from dilution until an actual aggregate investment in either of the Company and/or any Spin-Offs, equal to US$11,000,000 (eleven million U.S. Dollars) is made (adding thereto and taking into account that initial amount invested in the Company prior to the date of issuance of Incentive Shares pursuant to Section 2.2), in accordance with the following terms and provisions:

4.1.
Upon the issuance by the Company of any Financing Securities, Employee shall be issued, for no additional consideration, except for payment of the par value thereof, additional Incentive Shares in such amount resulting in an aggregate holding by Employee of Incentive Shares equal to the then Applicable Percent of all Financing Securities issued by the Company to its Equity Investors.

Similarly, upon the issuance by any Spin-Off of any Financing Securities, Employee shall be issued, for no additional consideration, except for payment of the par value thereof, additional Spin-Off Shares of such Spin-Off in such amount resulting in an aggregate holding by Employee of Spin-Off Shares equal to the then Applicable Percent times of Financing Securities issued by such Spin-Off to its Equity Investors.

Any and each of the above referred to issuances shall be referred to as an "Update Issuance".

4.2.
Employee's right to an Update Issuance shall apply with respect to the Company and each Spin-Off separately, with respect to any issuance therein of Financing Securities, and such right to Update Issuances shall terminate altogether upon an actual aggregate investment in the Company and all Spin-Offs, together, of US$11,000,000 (eleven million U.S. Dollars).

4.3.	For example, based on the assumption of the existence of the Company and one Spin-Off:

4.3.1.
Employee was initially issued Incentive Shares based on an actual aggregate investment of $500,000. Thereafter, the Company issues Financing Securities in consideration for an actual aggregate investment by the Company's Equity Investors of $9,500,000: Employee shall be entitled to an Update Issuance of Incentive Shares, protecting Employee's holdings in the Company from dilution by such entire amount.

4.3.2.
The Spin-Off issues Financing Securities in consideration for an actual investment by its Equity Investors of $1,000,000: Employee shall be entitled to an Update Issuance of Spin-Off Shares of such specific Spin-Off, protecting Employee's holdings in the Spin-Off from dilution by such entire amount.

4.3.3.
As of that time and onwards, none of Employee's holdings in any Corporation shall be entitled to any Update Issuances or other protection from dilution with respect to any issuances of securities by any such Corporation.

4.4.
For the avoidance of doubt it is clarified the anti-dilution protection granted in this section 4 shall continue to apply whether or not Employee is still employed with the Company at such time and shall survive without limitation the termination of the Agreement for any reason whatsoever.

5.	Decrease Adjustment
In the event that any of the Financing Securities shall be subject to actions of the kind of the Adjustment Actions, then a proportionate portion of the Incentive Shares shall be subject to Adjustment Actions so that the ratio between the amount of all remaining Incentive Shares and all remaining Financing Securities remains equal the ratio between the amount of all Incentive Shares and Financing Securities existing prior to occurrence of such Adjustment Actions.

Exhibit B to the Employment Agreement between
BioLine Therapeutics and Dr. Morris Laster

Proprietary Information; Assignment of Inventions, Confidentiality and Non-Competition

This Proprietary Information, Assignment of Inventions, Confidentiality and Non-Competition Agreement is attached as Exhibit B to that certain Employment Agreement by and between BioLine Therapeutics Ltd. ("Company") and Dr. Morris Laster ("Employee") (the "Agreement").  All the capitalized terms herein shall have the meanings ascribed to them in the Agreement. For purposes hereof, the term "Company" shall mean and include Company any subsidiaries and affiliates of Company.

Employee's obligations and representations and Company's rights under this Exhibit shall apply as of the time it first became engaged with Company, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

1.
"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of Company, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which Company may obtain or receive from third parties.

2.
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with Company and can be so proven; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience gained during Employee's engagement by Company; or (iv) reflects information and data generally known in the industries or trades in which Company operates.

3.
Employee recognizes that Company received and will receive confidential or proprietary information from third parties, subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

4.
Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of Company its subsidiaries and their assigns. At all times, both during the term of Employee's engagement with Company (the "Term") and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of Company or its subsidiaries, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

5.
Upon termination of Employee's engagement with Company, Employee will promptly deliver to Company all documents and materials of any nature pertaining to Employee's engagement with Company, and will not take with his any documents or materials or copies thereof containing any Proprietary Information.

6.	Employee's undertakings set forth in Section 1 through Section 5 of this Exhibit shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

7.
"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of Company, (ii) result from work performed by Employee for Company, or (iii) related to the field of business of Company, or to specific fields of research and development undertaken by Company.

8.	Employee undertakes and covenants he will promptly disclose in confidence to Company all Inventions deemed as Company Inventions.

9.
Employee hereby irrevocably transfers and assigns to Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.

10.
Employee agrees to assist Company, at Company's expense, in every reasonable and proper way with Company’s efforts to obtain for Company and enforce patents, copyrights, mask work rights, and other legal protections for Company Inventions in any and all countries. Employee will execute any documents that Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with Company, provided that Company appropriately compensates Employee for his time and efforts in this regard. Employee hereby irrevocably designates and appoints Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

11.
Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of nine (9) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, materially be engaged in, or employed by, any business or venture that is engaging in the same business as the Business (as defined below) of Company. For purposes hereof, "Business" means the incubation of companies and projects focused on the identification, development and commercialization of new chemical entities in the bio-pharmaceutical field.

12.
Employee agrees and undertakes that during the Term and for a period of twelve (12) months following termination of his engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may have a controlling interest, solicit for employment any person who is employed by Company, or any person materially retained by Company as a Employee, advisor or the like who is subject to an undertaking towards Company to refrain from engagement in activities competing with the activities of Company, or was retained as an employee, consultant, advisor or the like during the six months preceding termination of the Term.

Reasonableness of Protective Covenants

13.
Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of Company, and the operations and business of Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

14.
Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

15.
Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

Schedule A

Exhibit A to the Employment Agreement between
BioLineRx and Dr. Morris Laster

Stock Incentive Scheme

This Stock Incentive Scheme is attached as Exhibit A to that certain Employment Agreement by and between BioLineRx Ltd. (the “Company”) and Dr. Morris Laster (“Employee”) (the “Employment Agreement”).

As additional consideration for Employee’s employment with the Company, Employee shall be entitled to grant of securities in accordance with the terms and conditions set forth herein below:

Definitions

1.
Entitlement.  Employee shall be entitled to, and issued, 956,522 (nine hundred fifty six thousand and fine hundred twenty two) Ordinary Shares par value NIS 0.01 each of the Company (the “Incentive Shares”), in accordance with the following provisions of this Section 1 and the other provisions of this Exhibit.

2.
Section 102 Grant.  The Incentive Shares shall be granted and issued in accordance with the provisions of Section 102 of the Tax Ordinance (“Section 102”), pursuant to the “Capital Gains” track thereof, and subject to and in accordance with the general terms and conditions of a stock incentive plan to be adopted by the Board of Directors of the Company (the “Plan”) and to be approved by the Israeli Tax Authorities, and a particular Stock Incentive Grant Agreement to be signed by and between the Company and Employee (the “Stock Incentive Grant Agreement”) pursuant to the terms and conditions hereof.  In the event of any discrepancy between the provisions of this Exhibit and either of the Plan or the Stock Incentive Grant Agreement, then the provisions hereof shall apply.

3.	Issue Price. The issue price of each Incentive Share which shall be issued to Employee shall be the par value of the share.

4.
Vesting.  Notwithstanding any and all above provisions of Section 1, Employee acknowledges and agrees that all Incentive Shares are granted and issued based on the understanding that Employee will be fully and continuously engaged with the Company under the Employment Agreement for certain minimum periods of time as set forth herein below, and, accordingly it is hereby covenanted and agreed by Employee that Incentive Shares shall be subject to applicable vesting periods and in accordance with and subject to the following terms and provisions:

4.1
25% (twenty five percent) of the Incentive Shares shall vest after 12 (twelve) months from the Commencement Date, and the remaining 75% (seventy five percent) of the Incentive Shares shall vest in 12 (twelve) equal portions on a quarterly basis over the following period of 36 (thirty six) months.  The full period of 4 (four) years from the Commencement Date shall be referred to as the “Vesting Period”.

4.2
In the event that, at any time during the Vesting Period, the Employment Agreement shall be terminated or cancelled for any reason whatsoever (a “Termination Event”), then, upon the later of the actual termination of the Employment Agreement and the end of the Notice Period, where applicable, all unvested Incentive Shares at such date shall be subject to one or more Adjustment Actions (as defined below) as shall be determined by the Company, at its sole and absolute discretion.  Employee hereby agrees and confirms that the Company and the shareholders of the Company may take all such Adjustment Actions, and hereby empowers the Board of Directors of the Company or any person which may be designated by the Board of Directors of the Company to vote all the Incentive Shares (to the extent required and applicable for the above purposes only) in any way as he or she may deem fit for the above purposes.  For the avoidance of doubt, a Termination Event will have no effect whatsoever with regard to any vested shares, which will include all shares vested in accordance hereof until the later of the actual termination of the Employment Agreement and the end of the Notice Period, where applicable.

For purposes hereof, the term “Adjustment Actions” shall mean any of the following actions which may be taken by the Company with respect to the Incentive Shares (including, for purposes hereof, any additional securities issued on account of such Incentive Shares, such as bonus shares): (i) forfeiture by the Company, (ii) redemption by the Company for the securities’ par value (or for less than that amount, if allowed under applicable law), (iii) purchase by the Company or by any other person or entity designated by the Company, for the securities’ par value (or for less than that amount, if allowed under applicable law); (iv) conversion into deferred shares entitling their holder only to their par value upon liquidation of the Company, or (v) any other action which may be required in order to achieve similar results – all as shall be determined by the Company, at its sole and absolute discretion.

5.
Acceleration Events.  Notwithstanding the aforesaid provisions of Section 4, it is agreed that, during the Vesting Period:  (i) upon the closing of an M&A Transaction (as defined in Section 1.9 of the Employment Agreement), all of the Incentive Shares then still subject to vesting shall be deemed fully vested; and (ii) in the event of death of Employee or permanent severe disability of Employee that no longer enables Employee to reasonably work, 50% (fifty percent) of all the Incentive Shares then still subject to vesting shall be deemed fully vested.  For the avoidance of doubt, the provisions of Section 4 shall no longer apply to any Incentive Shares deemed vested in accordance with the provisions of this Section 5.

6.
No Engagement Commitment.  For avoidance of doubt, it is clarified that nothing in this Exhibit shall be deemed as an undertaking of the Company to retain Employee’s services for any minimum period of time.

7.
Rights and Obligations of the Incentive Shares.  The Incentive Shares shall be entitled to all rights and shall be subject to all obligations and restrictions as set forth in the Articles of Association of the Company applicable to the Ordinary Shares of the Company, as such rights, obligations and restrictions may be from time to time (subject to the following).

8.	Power of Attorney. Simultaneously with the execution of this Agreement, you shall execute the irrevocable power of attorney form, attached hereto as Annex I.

9.
Dividend Distributions During the Vesting Period.  In the event that during the Vesting Period, the Company shall make any distribution of dividends or the like distributions in cash or kind (“Dividends”) to its shareholders (each a “Given Distribution”), then:  (i) at the time of any Given Distribution, Employee shall receive Dividends based on the portion of vested Incentive Shares as at that time, and (ii) upon vesting of each additional portion of Incentive Shares, Employee shall receive an additional proportionate portion of the Given Distribution.  The Company shall set aside, in a segregated trust account, Dividends due but not yet paid to Employee pursuant to this Section 9, and shall remit any interest accumulated with regard thereto to Employee together with the Dividend.

10.
Restricted Transfer; Transfer Arrangements.  During the Vesting Period, the Incentive Shares may not be transferred, assigned, mortgaged or otherwise disposed of in any manner (a “Transfer”), and any unauthorized Transfer, shall subject such shares to an Adjustment Action.  As of the end of the Vesting Period, the Incentive Shares may be freely Transferred, subject to the general terms and conditions applicable to all shares of the Company as may be set in the Articles of Association of the Company.  Employee specifically acknowledges and agrees that the Inventive Shares shall be subject to any and all “Bring Along” or “Tag Along” arrangements which may be set in the Articles of Association of the Company to the extent imposed on all or substantially all of the shareholders of the Company.

11.
Taxation.  All tax consequences arising from the grant and vesting of the Incentive Shares, or the exercise of any Adjustment Actions or from any other event or act of the Company or Employee hereunder, shall be borne solely by Employee, and Employee will indemnify the Company and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax.  Employee hereby irrevocably authorizes the Company to deduct from any payment, which may be due to Employee from the Company any amount Employee may owe in accordance with the above provisions of this Section 11.  Notwithstanding the above, the Company shall be liable for any failure to lawfully prepare, file and administer the Plan in accordance with applicable law.

12.
Equity in Spin-Offs.  To the extent that the Company shall spin-off any subsidiary or division of the Company, so that it shall be held, in whole or in part, by the Company’s shareholders (a “Spin-Off”), the following provisions shall apply:

12.1
Upon the incorporation of any Spin-Off, Employee shall be entitled and issued securities of the Spin-Off with substantially similar terms as those of the Incentive Shares (or securities with better terms, at the discretion of the founders of the Spin-Off or its Board of Directors) (the “Spin-Off Shares”), in an amount equal to the proportionate holdings of Employee in the Company at the time of incorporation of the Spin-Off.

12.2
To the extent that at a later stage, any Incentive Shares shall be subject to an Adjustment Action, then an applicable portion of the Spin-Off Shares shall be similarly adjusted as set forth with respect to the Incentive Shares.

12.3	The provisions of Sections 3 and 7-11 (inclusive) shall apply, mutatis mutandis, with respect to any and all Spin-Offs as well.

12.4	The corporate documents and/or shareholders agreement(s) of each Spin-Off may further elaborate on the above matters, as may be required in order to fully implement the above agreements.

13.
Minimum Equity Holding.  The amount of the Incentive Shares set forth in Section 1 of this Stock Incentive Scheme reflects 8% (eight percent) of the issued and outstanding share capital of the Company based on the securities issued hereunder to the Employee plus the securities issued to, or for the benefit of, the founders investing in the Company in consideration for a contemplated aggregate equity investment of US$11,000,000 (eleven million U.S. Dollars) (the “$11 Million Investment Amount”).  In the event that raising $11 Million Investment Amount, whether from the founders or from any additional third parties, shall require the issuance by the Company of any additional Financing Securities (as defined below), the Employee’s shall be entitled to additional Incentive Shares so to prevent dilution of his holdings as a result of the issuance of such additional securities.  For the avoidance of any doubt, such increased amount of Incentive Shares shall also be taken into account with respect to the Employee’s rights under Section 12 above.

For purposes hereof, the term “Financing Securities” means any securities issued to a person or another legal entity making an equity investment in the Company, the principal purpose of which issuance is the raising of capital by the Company through the sale of securities of the Company.  Without derogating from the aforesaid definition, the following securities are specifically excluded from the above definition of “Financing Securities”:  (a) loans, debentures convertible notes, and the like so long as they have not yet been actually exercised, exchanged, or converted into shares of the Company (“Loans”); notwithstanding the aforesaid, it is agreed that any convertible notes which may be issued to Teva under the Founders Agreement shall not be deemed as a Loan for purpose of this provision, but rather shall be deemed Financing Securities; (b) securities issued pursuant to or under various incentive arrangements (e.g., employees and service providers stock incentive plans, stock grants to directors and officers, etc.); (c) securities issued in consideration for goods or services provided and the like issuances (such as and specifically including issuances to banks and the like financial institutions granting loans or credit lines or the like facilities, issuances to equipment lessors, acquisition of other corporations, etc.); (d) securities issued upon exercise or conversion of shares, options, warrants, convertible notes and the like securities (the “Underlying Securities”), if the Underlying Securities were already included in the definition of Financing Securities or if they were exempt from the definition of Underlying Securities; (e) securities issued to all shareholders of the Company in connection with any stock combination or subdivision or split, issue of bonus shares or stock dividends, or any other similar recapitalization of the share capital of the Company; (f) securities issued in an M&A Transaction; or (g) securities issued to the public.

Annex I

Irrevocable Power of Attorney Form

Until the consummation of an initial public offering (an “IPO”) of the securities of BioLineRx Ltd. (the “Company”), I, the undersigned, do hereby grant to the person or entity designated by the Company’s Board of Directors or by a committee thereof, with full powers of substitution of the Company’s Board of Directors (the “Representative”), complete and unlimited authority to act on my behalf, and I hereby appoint the Representative as my agent and attorney-in-fact, with respect to any matter whatsoever related to voting all shares in the Company that I hold now or may hold in the future (the “Shares”) and executing any waivers, consents and agreements, relating to any transaction which the Company may choose to enter into, and I irrevocably instruct the Representative to refrain from any vote of the Shares.  To the extent that any waiver or the like consent shall be required from the shareholders of the Company with respect to the convening of any shareholders meetings, minimum notice of meetings and votes, and the like procedural aspects of shareholders meetings or votes, the Representative shall be authorized to sign any waiver or the like consent as may be signed by all or substantially all of the shareholders of the Company.  I hereby authorize the Representative to take any further action which the Representative shall consider necessary or advisable in connection with any of the foregoing, hereby giving the Representative full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as the undersigned might or could do if personally present, and hereby ratifying and confirming all that the Representative shall lawfully do or cause to be done by virtue hereof.  I will hold the Representative harmless against any cost or expense reasonably incurred by him arising out of any act or omission to act in connection with the aforesaid, unless arising out of the Representative’s own fraud or bad faith.

I acknowledge and agree that this power of attorney:  (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) shall survive any event of bankruptcy, death, adjudication of incompetence or the like, and (iii) shall survive the transfer of my shares in the Company, until duly replaced by a similar power of attorney executed by the transferee.  Notwithstanding anything herein to the contrary, the power of attorney granted hereunder shall become null and void upon the consummation of an IPO.

Signature:	/s/ Morris Laster

Name:

Date: